News Release	PartnerRe

PartnerRe Ltd. Board of Directors Authorizes Repurchase of up to 6 Million Shares

PEMBROKE, Bermuda, September 4, 2012 -- PartnerRe Ltd. (NYSE,Euronext:PRE) today announced that its Board of Directors has approved a share repurchase authorization for a total of up to 6 million common shares, effective immediately.

This authorization supercedes the Company's previous authorization. Under its prior authorization and through August 31, 2012, the Company has repurchased approximately 4.3 million common shares during 2012.

From time to time, and depending on market conditions, the Company will continue the repurchase program in open market or privately negotiated or structured transactions.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2011, total revenues were $5.4 billion. At June 30, 2012, total assets were $23.1 billion, total capital was $7.5 billion and total shareholders’ equity was $6.7 billion.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Daniel Goldstein
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080